SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Date of Report November 6, 1998

                      KINDER MORGAN ENERGY PARTNERS, L.P.
            (Exact name of registrant as specified in its charter)

      DELAWARE                        1-11234                    76-0380342
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
of incorporation)                                              Identification)


             1301 McKinney Street, Ste. 3450, Houston, Texas 77010
              (Address of principal executive offices)(zip code)
       Registrant's telephone number, including area code:  713-844-9500

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Item 5.  Other Events

                                  RISK FACTORS

Pending FERC and CPUC Proceedings Seek Substantial Refunds and Reductions in Tariff Rates.

      Some shippers have filed complaints before the Federal Energy Regulatory Commission challenging the pipeline tariff rates of our Pacific Operations' East Line, West Line, Sepulveda Line and the Watson Station. The shippers allege that such rates are not entitled to "grandfathered" status under the Energy Policy Act of 1992 because "changed circumstances" may have occurred under the Act. Some of their complaints allege that our acquisition of the Pacific Operations and our potential cost savings from the combination of our business with the Pacific Operations may constitute "changed circumstances." We believe that our rates are "grandfathered" and that "changed circumstances" do not exist.

      An initial decision by the FERC Administrative Law Judge was issued on September 25, 1997 (the "Initial Decision"). The Initial Decision upheld our Pacific Operations' position that "changed circumstances" were not shown to exist on the West Line, thereby retaining the just and reasonable status of all West Line rates that were "grandfathered" under the Energy Policy Act of 1992. In addition, the Initial Decision determined that our Pacific Operations' East Line rates were not grandfathered under the Energy Policy Act. The Initial Decision also included rulings that were generally adverse to our Pacific Operations regarding certain cost of service issues.

      If the Initial Decision is affirmed in current form by FERC, we estimate that the total reparations and interest that would be payable approximate the reserves that we have recorded as of September 30, 1998. We also estimate that the Initial Decision, in its current form, and if also applied to the Sepulveda Line and the Watson station rates, would reduce prospective revenues by approximately $8 million annually, the same rate at which we are currently accruing our reserve.

      Some shippers have filed complaints before the California Public Utilities Commission. The complaints generally challenge the rates charged by us for intrastate transportation of refined petroleum through our pipeline system in the State of California. On June 18, 1998, a CPUC Administrative Law Judge issued a proposed decision, finding that the evidence did not support the shippers' claim that rates charged for service within California by our Pacific Operations are unjust or unreasonable under the California Public Utilities Code. In light of his findings, the Judge dismissed the complaints filed against our Pacific Operations. On August 6, 1998, we announced that the CPUC affirmed the proposed decision and dismissed the complaints. On October 6, 1998, the shippers filed an application for rehearing with the CPUC. We responded to the rehearing application. The rulings are pending before the CPUC for disposition.


      Additional challenges to tariff rates could be filed with the FERC or CPUC in the future. Any changes to tariff rates could impact revenues, results of operations, financial condition, liquidity, and funds available for distribution to Unitholders. Additional information about these proceedings is in our reports filed with the Securities and Exchange Commission.


We May Experience Difficulties Integrating New Operations

      Part of our business strategy includes acquiring additional businesses that will allow us to increase distributions to Unitholders. We believe that we can profitably combine the operations of acquired businesses with our existing operations. However, unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful
business   combinations   require  management  and  other


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personnel  to devote  significant  amounts of time to  integrating  the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business will often not join our management team. The change in management may make it more difficult to integrate an acquired business with our existing operations.


Cash Distribution Will Fluctuate With Performance; No Minimum Distribution

      General. Although the general partner will distribute 100% of our available cash, we cannot assure you that we will generate any specific amount of available cash. Additionally, our Partnership Agreement does not have a guaranteed minimum quarterly distribution. Our profitability and distribution potential depends largely upon volumes of NGLs and refined petroleum products that our liquids pipelines transport and to a lesser extent upon the volume of products transloaded and stored by our bulk terminals and volumes of NGLs for fractionation. In general, lower volumes will decrease our profits and, consequently, the amount of cash available for distribution to Unitholders. Fluctuations in the price of NGLs and bulk products transportation, resulting from changes in regulation or competition, can also affect profits. Because the demand for such products is subject to many factors outside of our control, we cannot assure you of any specific future volumes, profits or distributions.

      Factors Effecting Transportation Volumes. Transportation volumes for NGLs and refined petroleum products are affected primarily by the market demand for products in the geographic regions served by our liquids pipelines. Coal terminal volumes depend on:

o     the market demand for Western and Illinois coal;

o     economic and available rail transportation from sources of supply; and

o     economic barge transportation to delivery points.

Market demand for NGLs, refined petroleum products and coal may be affected by:

o     future economic conditions;

o     weather;

o     fuel conservation measures;

o     alternate fuel requirements;

o     governmental and environmental regulation;

o     demographic changes; or

o     technological advances in fuel economy and energy generation devices.

We  cannot   predict  the  effect  of  such   factors  on  the  demand  for  the
transportation of NGLs and refined petroleum products in the liquids pipelines and the handling and storage of coal.

      Profitability Depends on Certain Major Customers. Major end users of NGLs and refined petroleum products transported by our liquids pipelines include:

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o     wholesalers and  retailers of refined petroleum products in the areas that our liquids pipelines serve;

o     refinery facilities in the Chicago area;

o     a world-scale petrochemical plant near Lake Charles, Louisiana; and

o     United States military bases.

Major suppliers of refined petroleum products transported on our liquids pipelines include refineries located in:

o     Los Angeles, San Francisco and Bakersfield, California;

o     Chicago, Illinois;

o     Houston and El Paso, Texas; and

o     Seattle, Washington.

      Additionally, four major customers ship approximately 90% of all coal loaded through our coal terminals. A disruption of operations at any of these facilities could reduce the volumes of NGLs, refined petroleum products, and coal that we handle. Should we lose any of our major customers, our profitability and our distributions to Unitholders could decrease.

      Establishment of Reserves May Affect Distributions. Under the Partnership Agreement, the general partner can establish reserves for future business uses. Any amounts set aside for reserves will decrease the amount of cash available for distributions.

Risks Associated With Debt

      Impact on Ability to Make Cash Distributions. We have significant debt. Our debt service obligations may reduce the cash available for distribution to Unitholders. Our ability to meet our debt service obligations depends primarily on our future performance. Our future performance depends upon prevailing economic conditions and financial, business and other factors (including regulation), many of which are beyond our control. We may borrow more money to finance future acquisitions or for general business purposes.

      We Have Pledged Assets to Secure Our Debt. SFPP, L.P., the operating partnership that owns our Pacific Operations, has granted liens on substantially all of its properties to secure its debt. If an event of default occurs, lenders will have the right to foreclose upon the collateral. Foreclosure could cause an investment loss and cause negative tax consequences for Unitholders through the realization of taxable income by Unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, Unitholders could have increased taxable income without a corresponding cash distribution.

      Instruments Governing Debt Contain Restrictive Covenants. The instruments governing our debt contain restrictive covenants that may prevent us from engaging in certain beneficial transactions. Such provisions may also limit or prohibit distributions to Unitholders under certain circumstances. The agreements governing our debt generally require us to comply with various affirmative and negative covenants including the maintenance of certain financial ratios and restrictions on:

o     incurring additional debt;


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o     entering into mergers, consolidations and sales of assets;

o     making investments; and

o     granting liens.

Additionally, the agreements governing our debt generally prohibit us from:

o     making cash distributions to Unitholders more often than quarterly;

o distributing amounts in excess of 100% of available cash for the immediately preceding calendar quarter; and

o making any distribution to Unitholders if an event of default exists or would exist when such distribution is made.

The instruments governing any additional debt incurred to refinance the debt may also contain similar restrictions.

      SFPP's First Mortgage Notes Generally May Not Be Prepaid at Any Time Before December 15, 1999. After December 15, 1999 and before December 15, 2002, we may prepay the SFPP First Mortgage Notes with a make-whole prepayment premium. On or after December 15, 2002 and before December 15, 2003, we may repay the SFPP First Mortgage Notes in whole or in part without a prepayment premium. SFPP may not take certain actions with respect to $190 million of the SFPP First Mortgage Notes. Such restrictions may limit our flexibility in structuring or refinancing existing or future debt.

Potential  Change of Control if Kinder Morgan, Inc. Defaults on Debt

      Kinder Morgan, Inc. ("KMI") owns all of the outstanding capital stock of the general partner. KMI has pledged this stock to secure some of its debt. Presently, KMI's only source of income to pay such debt is dividends that KMI receives from the general partner. If KMI defaults on its debt, the lenders could acquire control of the general partner.

Risks Associated with Pipeline Easements

      Southern Pacific Transportation Company granted us easements for the construction and operation of a significant portion of the South, North and East lines of our Pacific Operations. Southern Pacific Transportation Company or its predecessors in interest acquired some of these rights-of-way under federal statutes enacted in 1871 and 1875. The rights-of-way granted under the 1871 statute were thought to be an outright ownership interest that would continue until the rights-of-way ceased to be used for railroad purposes. Southern Pacific Transportation Company and its predecessors in interest have used the rights-of-way for railroad purposes since the railroad was constructed. Since the construction of the South, North, and East lines in the 1950's, only one lawsuit, which was dismissed, has challenged the validity of these easements on and beneath the land.

      Two United States Circuit Courts, however, ruled in 1979 and 1980 that railroad rights-of-way granted under laws similar to the 1871 statute provide only a surface easement for railroad purposes without any right to the underground portion. If a court were to rule that the 1871 statute also prohibits the use of the underground portion by the railroad or its assignees for the operation of a pipeline, we may be required to obtain easements from the land owners in order to continue to maintain the South, North and East lines. We believe that we could obtain such easements over time at a cost that would not have a material negative effect on the partnership. We cannot, however, assure you of this.


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      We have been advised by counsel  that we have the power of eminent  domain for the liquids pipelines in the states in which we operate (except for Illinois) assuming that we meet certain requirements, which differ from state to state. We believe that we meet these requirements. We believe that Shell CO2 Company does not have the power of eminent domain for its CO2 pipelines. Our inability to exercise the power of eminent domain could have a material negative effect on our business where we do not have the right through leases, easements, rights-of-way, permits or licenses to use or occupy the property used for the operation of liquids pipelines.

Risks Associated with the Shell CO2 Company

      The limited partnership agreement forming the Shell CO2 Company provides us a fixed, quarterly distribution of approximately $3.6 million ($14.5 million per year) during the four year period ended December 31, 2001. In 2002 and 2003, Shell CO2 Company will increase or decrease our cash distributions so that our total cash distribution during the first six years of Shell CO2 Company's existence will equal our percentage of the cumulative cash distributions of Shell CO2 Company during such period (initially 20%) on a present value basis. We will calculate the present value using a discount rate of 10%. Under certain unlikely scenarios, we possibly would not receive any distributions from Shell CO2 Company during 2002 and 2003 and we could be required to return a portion of the distributions received during the first four years. After 2003, we will participate in distributions according to our partnership percentage.

Costs of Environmental Regulation

      Our business operations are subject to federal, state and local laws and regulations relating to environmental practices. If an accidental leak or spill of liquid petroleum products occurs in our pipeline or at a storage facility, we may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect the level of cash available for distributions to Unitholders. Our costs could also increase significantly if environmental laws and regulations become more strict. We cannot predict the impact of Environmental Protection Agency standards or future environmental measures. Because the costs of environmental regulation are already significant, additional regulation could negatively affect the level of cash available for distribution to Unitholders.

Competition

      The petroleum products transported by our pipelines compete with various other products. Propane competes with electricity, fuel, oil and natural gas in the residential and commercial heating market. In the engine fuel market, propane competes with gasoline and diesel fuel. Butanes and natural gasoline used in motor gasoline blending and isobutane used in alkylation compete with alternative products. NGL's used as feed stocks for refineries and petrochemical plants compete with alternative feed stocks. The availability and prices of alternative energy sources and feed stocks significantly affects NGL demand. Such competition could ultimately lead to lower levels of profits and lower cash distributions to Unitholders.

      Pipelines  are  generally  the lowest  cost  method for  intermediate  and
long-haul   overland  product  movement.   Accordingly,   the  most  significant
competitors for our pipelines are:

o proprietary pipelines owned and operated by major oil companies in the areas where our pipelines deliver products;

o     refineries within the market areas served by our pipelines; and

o     trucks.

Additional pipelines may be constructed in the future to serve specific markets now served by our pipelines. Trucks competitively deliver products in certain markets. Recently, major oil companies have increasingly used trucking,


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resulting  in minor but  notable  reductions  in product  volumes  delivered  to certain shorter-haul destinations, primarily Orange and Colton, California served by the South, North and East lines of our Pacific Operations.

      We cannot predict with certainty whether this trend towards increased short-haul trucking will continue in the future. Demand for terminaling services varies widely throughout our pipeline system. Certain major petroleum companies and independent terminal operators directly compete with us at several terminal locations. At those locations, pricing, service capabilities and available tankage control market share.

      Our ability to compete also depends upon general market conditions. We conduct our operations without the benefit of exclusive franchises from government entities. We also provide common carrier transportation services through our pipelines at posted tariffs and almost always without long-term contracts for transportation service with our customers. Demand for transportation services for refined petroleum products is primarily a function of:

o     total and per capita fuel consumption;

o     prevailing economic and demographic conditions;

o     alternate modes of transportation;

o     alternate product sources; and

o     price.

Risks Associated with the Partnership Agreement and State Partnership Law

      Limited Voting Rights, Management and Control. Unitholders have only limited voting rights on matters affecting the partnership. The general partner manages and controls partnership activities. Unitholders have no right to elect the general partner on an annual or other ongoing basis. If the general partner withdraws, however, its successor may be elected by the holders of a majority of the outstanding Units (excluding Units owned by the departing general partner and its affiliates).

      The limited partners may remove the general partner only if:

o the holders of 66 2/3% of the Units vote to remove the general partner. Units owned by the general partner and its affiliates are not counted;

o     the same percentage of units approves a successor general partner;

o the partnership continues to be taxed as a partnership for federal income tax purposes; and

o     the limited partners maintain their limited liability.



      Persons Owning 20% or More of the Units Cannot Vote. Any Units held by a person (other than the general partner and its affiliates) that owns 20% or more of the Units cannot be voted.

      The General Partner's Liability to the Partnership and Unitholders May Be Limited. Certain provisions of the partnership agreement contain language limiting the liability of the general partner to the partnership or the Unitholders. For example, the partnership agreement provides that:

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o     the general  partner  does not breach any duty to the  partnership  or the
      Unitholders by borrowing funds or approving any borrowing. The general partner is protected even if the purpose or effect of the borrowing is to increase incentive distributions to the general partner;

o the general partner does not breach any duty to the partnership or the Unitholders by taking any actions consistent with the standards of reasonable discretion outlined in the definitions of available cash and cash from operations contained in the partnership agreement; and

o the general partner does not breach any standard of care or duty by resolving conflicts of interest unless the general partner acts in bad faith.

      The Partnership Agreement Limits the Liability and Modifies the Fiduciary Duties of the General Partner Under Delaware Law. The partnership agreement seeks to limit the liability of the general partner to the partnership and Unitholders. The partnership agreement also seeks to modify the fiduciary standards required of a general partner under Delaware law. These standards include the highest duties of good faith, fairness and loyalty to the limited partners. Such a duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction for which it has a conflict of interest. Under the partnership agreement, the general partner may exercise its broad discretion and authority in the management of the partnership and the conduct of its operations as long as the general partner's actions are in the best interest of the partnership. Such modifications of state law standards of fiduciary duty may significantly limit the ability of Unitholders to successfully challenge the actions of the general partner as being a breach of what would otherwise have been a fiduciary duty.

      The Unitholders May Have Liability To Repay Distributions. Unitholders will not be liable for assessments in addition to their initial capital investment in the Units. Under certain circumstances, however, Unitholders may have to repay the partnership amounts wrongfully returned or distributed to them. Under Delaware law, we may not make a distribution to you if the distribution causes all liabilities of the Partnership to exceed the fair value of the partnership's assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the Delaware Act will be liable to the limited partnership for the distribution amount for three years from the distribution date. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.

      Unitholders May Be Liable If We Have Not Complied With State Partnership Law. We conduct our business in a number of states. In some of those states the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. The Unitholders might be held liable for the partnership's obligations as if they were a general partner if:

o a court or government agency determined that we were conducting business in the state but had not complied with the state's partnership statute; or

o Unitholders rights to act together to remove or replace the general partner or take other actions under the partnership agreement constitute "control" of the partnership's business.

      The General Partner May Exercise Its Limited Call Right. If at any time the general partner and its affiliates own 80% or more of the issued and outstanding limited partners' interests of any class of the partnership, the general partner will have the right to purchase all of the remaining interests in that class. The general partner


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may only  purchase all of the limited  partnership  interests of the class.  The purchase price for such a purchase will be the greater of:

o     the most recent 20-day average trading price; or

o the highest purchase price paid by the general partner or its affiliates to acquire limited partner interests of such class during the prior 90 days.

The general partner can assign this right to its affiliates or to the partnership. Because of this right, a Unitholder may have to sell his interest against his will or for a less than desirable price.

      We May Sell Additional Limited Partner Interests, Diluting Existing Interests of Unitholders. The partnership agreement allows the general partner to cause the partnership to issue additional limited partner interests and other equity securities. There is no limit on the total number of Units we may issue. If the partnership issues additional Units or other equity securities, a Unitholder's proportionate ownership interest in the partnership will decrease. Such an issuance could negatively affect the amount of cash distributed to Unitholders and the market price of Units. Issuance of additional Units will also diminish the relative voting strength of the previously outstanding Units.

      Effects of Anti Takeover Provisions. The partnership agreement provides that any person or group that acquires beneficial ownership of 20% or more of the Units will lose its voting rights for its Units. This limitation does not apply to the general partner and its affiliates. This provision may discourage a person or group from attempting to remove the general partner or otherwise change management. This provision may also reduce the price at which the Units will trade under certain circumstances. For example, a third party will probably not attempt to remove the general partner and take over our management by making a tender offer for the Units at a price above their trading market price without removing the general partner and substituting an affiliate.

      Pre-Emptive Rights of the General Partner. Whenever the partnership issues equity securities to any person other than the general partner and its affiliates, the general partner has the right to purchase additional limited partnership interests on the same terms. This allows the general partner to maintain its partnership interest in the partnership. No other unitholder has a similar right. Therefore, only the general partner may protect itself against dilution caused by issuance of additional equity securities.

Potential Conflicts of Interest Related to the Operation of the Partnership

      Certain conflicts of interest could arise among the general partner, KMI and the partnership. Such conflicts may include, among others, the following situations:

o we do not have any employees and we rely solely on employees of the general partner and its affiliates, including KMI;

o under the partnership agreement, we reimburse the general partner for the costs of managing and operating the partnership;

o the amount of cash expenditures, borrowings and reserves in any quarter may affect available cash to pay quarterly distributions to Unitholders;

o the general partner tries to avoid being personally liable for partnership obligations. The general partner is permitted to protect its assets in this manner by the partnership agreement. Under the partnership agreement the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability;


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o     under  the  partnership  agreement,   the  general  partner  may  pay  its
      affiliates for any services rendered on terms fair and reasonable to the partnership. The general partner may also enter into additional contracts with any of its affiliates on behalf of the partnership. Agreements or contracts between the partnership and the general partner (and its affiliates) are not the result of arms length negotiations;

o     the  general  partner  does  not  breach  the  partnership   agreement  by
      exercising its call rights to purchase limited partnership interests or by assigning its call rights to one of its affiliates or to the partnership.



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                                  SIGNATURES
                                  ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     KINDER MORGAN ENERGY PARTNERS, L.P.

                                     By:   Kinder Morgan G.P., Inc.,
                                           Its general partner


                                           By:    /s/ David G. Dehaemers, Jr.
                                           Name:  David G. Dehaemers, Jr.
                                           Title: Vice President



Date:   November 6, 1998




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